Issuer Free Writing Prospectus
Filed Pursuant to Rule 433

Registration No. 333-197886

May 13, 2015

PRICING TERM SHEET

56,250,000 COMMON SHARES

The information in this pricing term sheet relates to the offering (the “Offering”) of 56,250,000 common shares of Star Bulk Carriers Corp. (the “Company”) and should be read together with the preliminary prospectus supplement, dated May 12, 2015, relating to the Offering and the base prospectus, dated February 5, 2015, including the documents incorporated by reference therein (collectively, the “Preliminary Prospectus”), relating to the Company’s Registration Statement on Form F-3 (File No.333-197886) (the “Registration Statement”). The total size of the Offering has been increased from $150 million shares to $180 million shares. As a result, corresponding changes will be made, where applicable, throughout the Preliminary Prospectus. Terms used but not defined herein have the meanings given to them in the Preliminary Prospectus.

Issuer	Star Bulk Carriers Corp.

Common shares offered	56,250,000
To the Significant Shareholders	21,562,500
To other investors	34,687,500

Significant Shareholders’ percentage of ownership of common shares of the Company after the Offering and assuming distribution of all 29,917,312 common shares comprising the Excel Vessel Share Consideration by Excel to its equityholders	Oaktree	52.5%
	Monarch	5.2%
	Pappas Affiliates	5.8%
	Total	63.5%

Trade date	May 13, 2015

Closing date	May 18, 2015 (T+3)

Public offering price	$3.20

Gross proceeds to the Company	$180,000,000

Net proceeds to the Company (before expenses) (1)	$176,559,760

Joint Book-Running Managers	Clarksons Platou Securities Inc. Clarksons Platou Securities AS DVB Capital Markets LLC

Co-Managers	ABN AMRO Securities (USA) LLC BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Skandinaviska Enskilda Banken AB (publ)

(1) The placement agents will not receive any placement fees on the sale of the common shares sold to the Significant Shareholders.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement, the Preliminary Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Clarkson Platou Securities at 1-855 864 2265 (toll free).

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